Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS RECORD OPERATING RESULTS

FOR THE 2021 FOURTH QUARTER AND FULL YEAR

Achieves All-Time Highest Quarterly and Full Year EBITDA in Company History

Well Positioned for Robust Growth in 2022

Strong Liquidity Position Provides Flexibility to Invest in Organic and Inorganic Growth Initiatives

Expects to Announce Blue and Green Energy Projects in Coming Months

OKLAHOMA CITY, Oklahoma…February 23, 2022…LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the fourth quarter ended December 31, 2021.

Fourth Quarter 2021 Highlights

•	Net sales of $190.2 million compared to $88.9 million in the fourth quarter of 2020
•	Adjusted EBITDA(1) of $90.1 million compared to $10.4 million in the fourth quarter of 2020
•	Adjusted EBITDA(1) margin of 47.4% compared to 11.7% in the fourth quarter of 2020
•	Adjusted EPS(1) of $0.72 in the fourth quarter of 2021
•	Completed debt refinancing resulting in significant reduction in cost of capital and increase in liquidity

Full Year 2021 Highlights

•	Net sales of $556.2 million compared to $351.3 million in full year 2020
•	Adjusted EBITDA(1) of $191.0 million compared to $65.5 million in full year 2020
•	Adjusted EBITDA(1) margin of 34.3% compared to 18.6% in full year 2020
•	Adjusted EPS(1) of $0.85 in the full year 2021
•	Cash Flow from Operations of $87.6 million and Capital Expenditures of $35.1 million
•	Total liquidity of approximately $143 million as of December 31, 2021

“We delivered record results and substantial growth in net sales and adjusted EBITDA in both the fourth quarter and full-year 2021,” stated Mark Behrman, LSB Industries President and CEO.  “Our strong performance reflects a confluence of positive factors including favorable trends in product selling prices coupled with our ability to operate our facilities reliably, along with the benefits of our successful commercial initiatives over the past several years.  We believe that given the current favorable grain prices, and the expectation that they will continue throughout 2022, combined with crop inventories at multi-year lows, farmer income will remain robust supporting strong pricing for the year.”

(1	) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section

_______________________________________________________________________________________________________________________________

Mr. Behrman continued, “With the free cash flow generated in 2021, our significantly lower cost of capital and greater liquidity following our October 2021 debt refinancing, we are extremely excited to have the financial flexibility to pursue a number of earnings and cash flow growth opportunities.  In addition, in 2022 we will intensify our focus on planning and implementing our decarbonization activities including the production of low carbon/no carbon ammonia and expect to have an announcement regarding our path forward on these initiatives in the coming months.”

Fourth Quarter Results Overview

	Three Months Ended December 31,
	2021		2020
	(Dollars in thousands)
Net Sales by Market Sector	Net Sales	Sector Mix	Net Sales	Sector Mix	% Change
Agricultural	$ 101,979	54%	$ 41,595	47%	145%
Industrial	69,693	36%	35,887	40%	94%
Mining	18,556	10%	11,421	13%	63%
	$ 190,228		$88,903		114%

Comparison of 2021 to 2020 quarterly periods:

•	Net sales of our agricultural products increased during the quarter driven by stronger pricing for UAN, HDAN and ammonia.
•

Net sales of our industrial and mining products increased as a result of higher pricing related to a rise in the Tampa ammonia benchmark price, to which many of our industrial contracts are tied.  Industrial sales further benefited from the continued ramp up of a new nitric acid offtake agreement along with general strength in the U.S. economy.

•

The year-over-year improvement in operating income and adjusted EBITDA primarily resulted from higher selling prices combined with greater sales volumes of upgraded product, partially offset by higher natural gas feedstock prices.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended December 31,
Product (tons sold)	2021	2020	% Change
Urea ammonium nitrate (UAN)	126,476	131,665	(4) %
High density ammonium nitrate (HDAN)	76,206	70,987	7%
Ammonia	17,140	28,293	(39) %
Other	1,733	2,997	(42) %
	221,555	233,942	(5) %

Average Selling Prices (price per ton) (A)
UAN	$ 382	$ 132	189%
HDAN	$ 439	$ 159	176%
Ammonia	$ 757	$ 210	260%

(A)    Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial and Mining products:

	Three Months Ended December 31,
Product (tons sold)	2021	2020	% Change
Ammonia	57,661	68,483	(16) %
AN, Nitric Acid, Other	140,567	124,238	13%
	198,228	192,721	3%

Tampa Ammonia Benchmark (price per metric ton)	$ 851	$ 239	256%

Input Costs
Average natural gas cost/MMBtu	$ 4.42	$ 2.46	80%

Financial Position and Capital Expenditures

As of December 31, 2021, our total liquidity was approximately $143 million, including $82.1 million in cash and approximately $61.3 million of borrowing availability under our Working Capital Revolver. Total liquidity today exceeds $180 million. Total long-term debt, including the $9.5 million current portion, was $527.6 million on December 31, 2021 compared to $484.2 million on December 31, 2020.

Interest expense for the fourth quarter of 2021 was $11.8 million compared to $12.6 million for the same period in 2020.  On October 14, 2021 we closed on an offering of $500 million of senior secured notes due 2028, bearing an interest rate of 6.250%.  The proceeds of this offering were used to redeem our $435 million of 9.625% senior notes that were due to mature in 2023, with the balance being used to enhance the liquidity of our balance sheet and for general corporate purposes.  Our fourth quarter 2021 interest expense reflects higher costs associated with the refinance of our 9.625% senior secured notes.  Going forward, we expect our quarterly interest expense on our current debt to be approximately $9.2 million.

Capital expenditures were approximately $35.1 million for the full year of 2021. For the full year 2022, total capital expenditures related to environmental, health and safety and plant investments are expected to be approximately $50 million with another $15 million earmarked for identified growth initiatives.

Outlook

Demand for agricultural products is expected to remain robust in 2022 after a very strong 2021.  Corn futures currently indicate that corn prices should remain in the $6.00 per bushel range well into 2022, a level that should translate into strong farmer income and promote significant demand for fertilizers as farmers seek to maximize yield in order to capitalize on the anticipated strong pricing environment for corn.  Factors supporting strong domestic corn prices include U.S. ethanol demand which currently sits near pre-pandemic levels, as well as the impact of dry conditions in South America and the Western U.S. which have constricted global corn supplies.

With respect to our industrial business, The Conference Board is forecasting full year 2022 GDP expansion of 3.5%.  This represents a healthy rate of economic growth that we expect to result in continued strong demand for our products.  Sales volumes of our nitric acid continue to increase driven by homebuilding, with housing starts near 15-year highs, as well as power generation and the continued ramp of the large, multi-year contract we commenced in the first quarter of 2021.  This is partially offset by the continued impact of the microprocessor shortage on automobile production and sales, although consumer demand for new cars appears to be strong.  The strength in the Tampa ammonia price also has positive implications for our industrial business as a number of industrial chemical contracts are indexed to the Tampa ammonia price.

Natural gas prices remain a significant, predominantly positive, factor for both sides of our business in 2022.  While domestic gas prices are at multi-year high levels, prices are below their October 2021 peak.  Importantly, the increase in our natural gas feedstock costs relative to early 2021 is a fraction of the increase in the selling prices for our products over that same period.  We expect this to translate into continued year-over-year margin expansion over the course of the year.  Additionally, significantly elevated gas costs in Europe, which are currently nearly $25/MMBtu on an MMBtu equivalent, resulted in European ammonia producers taking production offline for several months.  This constraint to the global ammonia supply continues to serve as a support level for current high prices for ammonia and ammonia derivative products here in the U.S.

As a result of these factors, we are increasingly optimistic about our ability to deliver continued strong sales and adjusted EBITDA levels in 2022, which combined with our lower cost capital structure should enable us to generate consistent positive free cash flow that we plan to invest in bottom line growth initiatives.

Volume Outlook

We expect overall sales volume in 2022 to be higher than that of 2021, however, with planned turnarounds scheduled at both our Pryor and El Dorado facilities, volumes of certain products will likely be down year-over-year, as indicated below.  Additionally, our 2022 forecast for product volumes reflects a shift in mix as we implement our strategy to sell increased volumes of higher margin products.  Estimated volumes for the full year 2022 are as follows:

Products	Full Year 2022 Sales* (tons)	Full Year Actual 2021 Sales (tons)
Agriculture:
UAN	450,000 – 470,000	440,000
HDAN	220,000 – 240,000	266,000
Ammonia	50,000 – 70,000	70,000

Industrial, Mining and Other:
Ammonia	230,000 – 250,000	234,000
AN, Nitric, and Other	430,000 – 450,000	442,000
Sulfuric Acid	135,000 – 155,000	136,000

*2022 sales volumes forecast reflects turnaround of approximately 30 days for the Pryor and El Dorado facilities during the third quarter versus one turnaround at the Cherokee facility in 2021.

Conference Call

LSB’s management will host a conference call covering the fourth quarter results on Thursday, February 24, 2022 at 10:00 am ET / 9:00 am CT to discuss these results and recent corporate developments.

Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (201) 689-8451.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers primarily throughout the United States and parts of Mexico and Canada. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated performance based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for our products and feedstocks, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities; our ability to complete the preferred stock exchange transaction on the terms disclosed or at all and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC).

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

See Accompanying Tables

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com

LSB Industries, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(In Thousands, Except Per Share Amounts)
Net sales	$190,228	$88,903	$556,239	$351,316
Cost of sales	111,764	92,368	417,260	334,268
Gross profit (loss)	78,464	(3,465)	138,979	17,048

Selling, general and administrative expense	9,090	6,506	38,028	32,084
Other expense (income), net	(314)	259	(97)	499
Operating income (loss)	69,688	(10,230)	101,048	(15,535)

Interest expense, net	11,760	12,606	49,378	51,115
Net loss on extinguishments of debt	20,259	-	10,259	-
Non-operating other expense (income), net	(44)	597	2,422	10
Income (loss) before benefit for income taxes	37,713	(23,433)	38,989	(66,660)
Benefit for income taxes	(4,369)	(1,741)	(4,556)	(4,749)
Net income (loss)	42,082	(21,692)	43,545	(61,911)

Dividends on convertible preferred stocks	73	75	298	300
Dividends on Series E redeemable preferred stock	-	9,297	29,914	35,182
Accretion of Series E redeemable preferred stock	-	509	1,523	2,026
Deemed dividend on Series E and Series F redeemable preferred stocks	-	-	231,812	-
Net income (loss) attributable to common stockholders	$42,009	$(31,573)	$(220,002)	$(99,419)

Basic income (loss) per common share	$0.49	$(0.86)	$(4.40)	$(2.71)
Diluted income (loss) per common share	$0.47	$(0.86)	$(4.40)	$(2.71)

Adjusted Net Income and Adjusted EPS (1)
Adjusted net income (loss) attributable to common stockholders, excluding Exchange Transaction	$42,009	$(21,767)	$43,247	$(62,211)
Other adjustments	23,005	3,334	32,721	10,181
Adjusted net income (loss)	$65,014	$(18,433)	$75,968	$(52,030)

Adjusted net income (loss) per common share Excluding Exchange Transaction and Other Adjustments (1)	$0.72	$(0.49)	$0.85	$(1.37)

(1)This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section

LSB Industries, Inc.

Consolidated Balance Sheets

	December 31,
	2021	2020
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$82,144	$16,264
Accounts receivable	86,902	42,929
Allowance for doubtful accounts	(474)	(378)
Accounts receivable, net	86,428	42,551
Inventories:
Finished goods	14,688	17,778
Raw materials	1,895	1,795
Total inventories	16,583	19,573
Supplies, prepaid items and other:
Prepaid insurance	14,244	12,315
Precious metals	14,945	6,787
Supplies	26,558	25,288
Other	2,234	6,802
Total supplies, prepaid items and other	57,981	51,192
Total current assets	243,136	129,580

Property, plant and equipment, net	858,480	891,198

Other assets:
Operating lease assets	27,317	26,403
Intangible and other assets, net	3,907	6,121
	31,224	32,524

	$1,132,840	$1,053,302

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	December 31,
	2021	2020
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$49,458	$46,551
Short-term financing	12,716	13,576
Accrued and other liabilities	33,301	30,367
Current portion of long-term debt	9,454	16,801
Total current liabilities	104,929	107,295

Long-term debt, net	518,190	467,389

Noncurrent operating lease liabilities	19,568	19,845

Other noncurrent accrued and other liabilities	3,030	6,090

Deferred income taxes	26,633	30,939

Commitments and contingencies	—	—

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, no shares issued or outstanding at December 31, 2021; (210,000 shares issued; 139,768 outstanding; aggregate liquidation preference $278 million at December 31, 2020)	—	272,101
Series F redeemable Class C preferred stock, no par value, no shares issued or outstanding at December 31, 2021; (1 share issued and outstanding; aggregate liquidation preference of $100 at December 31, 2020)	—	—

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; no shares issued or outstanding at December 31, 2021; (20,000 shares issued and outstanding; aggregate liquidation preference $3.3 million at December 31, 2020)	—	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; no shares issued or outstanding at December 31, 2021; (1 million shares issued and outstanding; aggregate liquidation preference $1,3 million December 31, 2020)	—	1,000
Common stock, $.10 par value; 150 million shares authorized, 91.1 million shares issued (75 million shares authorized, 39.9 million shares issued at December 31, 2020)	9,117	3,993
Capital in excess of par value	493,161	197,350
Accumulated deficit	(31,255)	(41,487)
	471,023	162,856
Less treasury stock, at cost:
Common stock, 1.4 million shares (2.1 million shares at December 31, 2020)	10,533	13,213
Total stockholders' equity	460,490	149,643
	$1,132,840	$1,053,302

LSB Industries, Inc.

Non-GAAP Reconciliations

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, less gain (loss) on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and/or other property and equipment, one-time income or fees, certain fair market value (FMV) adjustments, non-cash stock-based compensation, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed turnaround activities on an annual basis; however, we have moved towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated. Adjusted EBITDA margin is calculated by taking adjusted EBITDA divided by Net Sales.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share have been adjusted for the impact of the closing of the Exchange Transaction on September 27, 2021 as well as the one time/non-cash or non-operating items referred to in the above section relating to Adjusted EBITDA.

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

LSB Consolidated	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	($ in Thousands)
Net Income (loss)	$42,082	($21,692)	$43,545	($61,911)
Plus:
Interest expense	11,760	12,606	49,378	51,115
Depreciation and amortization	17,619	17,939	69,943	70,841
Loss on extinguishment of debt	20,259	-	10,259	-
Benefit for income taxes	(4,369)	(1,741)	(4,556)	(4,749)
EBITDA	$87,351	$7,112	$168,569	$55,296

Stock-based compensation	1,187	134	5,516	1,761
Unrealized loss (gain) on commodity contracts	-	1,743	(1,205)	1,205
Legal fees (Leidos)	296	572	1,894	5,715
Loss on disposal of assets	133	312	823	921
Fair market value adjustment on preferred stock embedded derivatives	-	562	2,258	(55)
Consulting costs associated with reliability and purchasing initiatives	-	(20)	-	558
Change of Control	-	-	3,223	-
Turnaround costs	1,130	31	9,953	76
Adjusted EBITDA	$90,097	$10,446	$191,031	$65,477

Adjusted EBITDA Margin	47.4%	11.7%	34.3%	18.6%

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2021		2020		2021		2020

	(In Thousands, Except Per Share Amounts)
Numerator:
Net income (loss) attributable to common stockholders	$	$ 42,009		$ (31,573)	$	$ (220,002)	$	$ (99,419)
Adjustments for Exchange Transaction:
Dividend requirements on Series E Redeemable Preferred		-		9,297		29,914		35,182
Deemed dividend on Series E and Series F Redeemable Preferred		-		-		231,812		-
Accretion of Series E Redeemable Preferred		-		509		1,523		2,026
Adjusted net income (loss) attributable to common stockholders, excluding Exchange Transaction		42,009		(21,767)		43,247		(62,211)
Other Adjustments:
Stock-based compensation		1,187		134		5,516		1,761
Change of control		-		-		3,223		-
Noncash loss (gain) on natural gas contracts		-		1,743		(1,205)		1,205
Legal fees (Leidos)		296		572		1,894		5,715
Loss on disposal of assets		133		312		823		921
FMV adjustment on preferred stock embedded derivative		-		562		2,258		(55)
Consulting costs associated with reliability and purchasing initiatives		-		(20)		-		558
Turnaround costs		1,130		31		9,953		76
Net loss on extinguishments of debt		20,259		-		10,259		-
Adjusted net income (loss) attributable to common stockholders, excluding Exchange Transaction and other adjustments	$	$ 65,014		$ (18,433)	$	$ 75,968	$	$ (52,030)
Denominator:
Adjusted weighted-average shares for basic net income (loss) per share and for adjusted net income (loss) per share, excluding Exchange Transaction (1)		86,507		36,685		49,963		36,664
Adjustment:
Unweighted shares, including unvested restricted stock subject to forfeiture		3,286		1,166		39,830		1,187
Outstanding shares, net of treasury, at period end for adjusted net income (loss) per share, excluding Exchange Transaction and other adjustments		89,793		37,851		89,793		37,851

Basic net income (loss) per common share	$	$ 0.49	$	$ (0.86)	$	$ (4.40)	$	$ (2.71)

Adjusted net income (loss) per common share, excluding Exchange Transaction	$	$ 0.49	$	$ (0.59)	$	$ 0.87	$	$ (1.70)

Adjusted net income (loss) per common share, excluding Exchange Transaction and other adjustments	$	$ 0.72	$	$ (0.49)	$	$ 0.85	$	$ (1.37)

(1)	Excludes the weighted-average shares of unvested restricted stock that are subject to forfeiture

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural net sales as reported under GAAP in our consolidated financial statement reconciled to netback sales which is calculated as net sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	($ in thousands)
Agricultural net sales	$ 101,979	$ 41,595	$ 264,502	$ 180,036

Less freight	4,489	4,328	14,188	15,967

Agricultural netback sales	$ 97,490	$ 37,267	$ 250,314	$ 164,069